Exhibit 10.4.6


June 8, 2000


Ms. Julie P. Cotton, Ed.D.
Two Lyndhurst Court
Belmont, CA  94002

Dear Julie,

I am pleased to confirm our offer to you to join VINA Technologies, Inc. as Vice President of Human Resources, reporting to me, pending a reference check.

Your base salary will be $12,916.67 per month, annualized $155,000 with semi-monthly pay periods. You will be eligible to earn an additional target incentive bonus of 25% of your salary based on achievement of corporate strategic goals and objectives. The bonus is pro-rated based on the number of actual months on board. In addition, you will receive a $10,000 sign-on bonus payable thirty (30) days after your hire date.

Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 175,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company's 1998 Stock Plan, as described in that Plan and the applicable stock option agreement. The option will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

In the event of an Involuntary Termination (as defined below) of your service within twelve (12) months following a Change in Control (as defined in the Company's 1998 Stock Plan), then you will become vested in the greater of (A) an additional amount of any then unvested option shares, so that you are vested in the total number of option shares that you would be vested in if you provided a total of twenty-four (24) months of service with the Company; or (B) an additional amount of any then unvested option shares, as if you provided another twelve (12) months of service from the date of the involuntary termination.

"Involuntary Termination" shall mean the termination of service which occurs by reason of: your involuntary dismissal or discharge by the Company for reasons other than Cause, or your voluntary resignation following (A) a change in your position with the Company which materially reduces your level of responsibility,
(B) a reduction in your

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Julie P. Cotton
June 8, 2000


level of base salary, or (C) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

"Cause" shall mean the commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent or subsidiary), or any other intentional misconduct adversely affecting the business or affairs of the Company (or any parent or subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts and omissions which the Company (or any parent or subsidiary) may consider as grounds for your dismissal or discharge.

This letter contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California Law.

This offer constitutes employment at will, which may be terminated at any time by you or VINA Technologies, Inc. for any reason, with or without cause. This offer of employment is contingent upon your signing the Employee Proprietary Information and Inventions Agreements and compliance with the Federal Immigration Reform and Control Act of 1986.

This offer of employment will be valid until the close of business June 9, 2000. To accept this offer, please sign and return this offer letter to me by that date. Should you have any questions, do not hesitate to call me.

As a key member of VINA's management team, your contributions will be invaluable to the company. Julie, I look forward to your accepting our offer and joining the team at VINA Technologies, Inc.

Sincerely,



/s/ Steven M. Bauman

Steven M. Bauman
President & CEO


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Julie P. Cotton
June 9, 2000


I am pleased to accept this offer with VINA Technologies, Inc. I will report to work on

  June 15, 2000
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  /s/ Julie Cotton                                      6/9/2000
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  Signature                                             Date